Exhibit 99.2

RadNet, Inc. – Third Quarter 2018 Earnings Call, November 9, 2018

C O R P O R A T E    P A R T I C I P A N T S

Mark Stolper, Executive Vice President and Chief Financial Officer

Dr. Howard Berger, Chairman, President, Chief Executive Officer and Treasurer

C O N F E R E N C E    C A L L    P A R T I C I P A N T S

Brian Tanquilut, Jefferies LLC

Mitra Ramgopal, Sidoti & Company

Dan Scheschuk, Moab Partners

John Ransom, Raymond James

P R E S E N T A T I O N

Operator:

Good day, and welcome to the RadNet, Inc. Third Quarter 2018 Earnings Call. Today’s conference is being recorded.

At this time, I’d like to turn the call over to Mr. Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet, Inc. Please go ahead.

Mark Stolper:

Thank you. Good morning, ladies and gentlemen, and thank you for joining Dr. Howard Berger and me today to discuss RadNet’s third quarter 2018 financial results.

Before we begin today, we’d like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995. This presentation contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning anticipated future financial and operating performance, RadNet’s ability to continue to grow the business by generating patient referrals and contracts with radiology practices, recruiting and retaining technologists, receiving third-party reimbursement for diagnostic imaging services, successfully integrating acquired operations, generating revenue and Adjusted EBITDA for the acquired operations as estimated, among others, are forward-looking statements within the meaning of the Safe Harbor.

Forward-looking statements are based on Management’s current preliminary expectations and are subject to risks and uncertainties which may cause RadNet’s actual results to differ materially from the statements contained herein. These risks and uncertainties include those risks set forth in RadNet’s reports filed with the SEC from time to time, including RadNet’s Annual Report on Form 10-K for the year ended December 31, 2017, and RadNet’s quarterly report on Form 10-Q, to be filed shortly.

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RadNet, Inc. – Third Quarter 2018 Earnings Call, November 9, 2018

Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date it is made. RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

With that, I’d like to turn the call over to Dr. Berger.

Dr. Howard Berger:

Thank you, Mark. Good morning, everyone, and thank you for joining us today. On today’s call, Mark and I plan to provide you with highlights from our third quarter 2018 results, give you more insight into factors which affected this performance, and discuss our future strategy. After our prepared remarks, we will open the call to your questions.

I’d like to thank all of you for your interest in our Company and for dedicating a portion of your day to participate in our conference call this morning.

Each of the operating and financial metrics improved during this quarter relative to last year’s third quarter. Our revenue increased 6.4%, our Adjusted EBITDA increased 5.5% and our net income increased by over $1.8 million, or 56.2%. Aggregate procedural volumes increased 3.5% and same-center volumes increased 0.8%. Despite a strong third quarter last year, we are encouraged that we were able to improve our performance. This is indicative of the steady quarter-to-quarter improvement we’ve demonstrated for some time now.

Of course, our 2018 full-year results will remain impacted by our first quarter, which was greatly affected by the severe winter conditions in the Northeast. But we’re pleased to see that our business has bounced back in the second and third quarters, continuing our consistent long-term trend of growing patient volumes and managing expenses.

During the quarter we placed a lot of operational focus on implementing the EmblemHealth capitation agreement that we announced publicly in August. Throughout the quarter, we hired the employees necessary to staff the 26 AdvantageCare locations, for which we assumed operations on October 1. We spent much of the quarter training the newly hired staff and instituting RadNet operating protocols and quality measures. We also replaced or upgraded much of the equipment in these locations and are now very excited about how these locations look and operate.

We began seeing patients on October 1. As you might recall, much of the focus of the arrangement with EmblemHealth is to direct as many of the AdvantageCare, or ACP, membership into the RadNet’s freestanding facilities, including those operations within the ACP offices, as opposed to having these patients find themselves in hospital outpatient departments. The early data from October looks promising. Not only is the leakage to the hospitals close to what we projected, we are capturing more fee-for-service business that we anticipated from these same ACP physicians. But there’s still a long way to go the decrease the leakage and we are aggressively meeting with the ACP physicians and educating them on the benefits of directing their patients to our facilities. As a result, we expect the economics of this contract to improve throughout the coming quarters.

Also, as it relates to the expansion of our New York subsidiary, we acquired Medical Arts Imaging in Long Island, New York, effective October 1. Ten Medical Arts centers are our first centers in Nassau and Suffolk counties and provide us with important locations to service both the EmblemHealth lives, as well as other patients in Long Island. After building a significant presence in the neighboring boroughs of New York City, including Queens, Brooklyn, Manhattan and the Bronx, we’ve been interested for some time in entering the Long Island marketplace. Medical Arts is one of the most established radiology practices in Long Island. The center produces approximately $40 million of patient revenue, performs about 180,000 imaging procedures per year, and are accredited by the American College of Radiology.

The transaction will add over 350 full-time and part-time employments and access to approximately 15 radiologists who will serve the Greater Nassau and Suffolk County areas. We are already seeing other opportunities in these markets, many of which have surfaced since our announcement of the transaction. I believe that other acquisitions and alliances will be the direct result of our new presence in the Long Island marketplace.

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RadNet, Inc. – Third Quarter 2018 Earnings Call, November 9, 2018

In addition to focusing on the continued implementation of the ACP capitation contract and integrating the Medical Arts acquired centers, we have several other initiatives for the remainder of 2018 and into 2019. First, with respect to our joint ventures, we are in discussions with both existing health system JV partners and prospective new ones about establishing new joint ventures and expanding existing ones.

Today, 86 of our 341 facilities, or 25%, are held in joint ventures with health system partners. These relationships have been quite successful. In virtually every health system partnership we have, our hospital partners have been effective in driving patient volumes into our jointly owned centers. Many of these hospitals own or manage physician practices that become important referral resources for our centers. In general, we have seen that health systems are becoming more and more interested in purchasing or affiliating with physician practices. Whether or not they own or manage physician groups directly, all of our health systems have relationships with doctors in their communities. These physicians become loyal referral sources to our jointly owned centers. In addition to assisting us in driving patient volume, our health system partners provide us with negotiating strength and reimbursement discussions with private payors. Most of our hospital partners have significant leverage in their markets because of their importance to providing the more acute and expensive services to the insured populations.

Our goal over the next several years is to grow our JV business to incorporate 50% or more of our total imaging centers. Our objective is to become the outpatient alternative to hospital in-patient radiology departments, offering fair pricing, high-quality service and easy access for patient populations.

The second focus in the coming quarters will be on completing strategic acquisitions in our targeted core markets. The environment for M&A continues to be a buyer’s market where we can add centers into our existing regional operations at attractive multiples of between three and five times EBITDA. We’re committed to a measured and disciplined approach whereby targets must further our strategic direction. This means that targets must have characteristics such as multimodality offerings, attractive locations and the addition of scale our capacity that furthers our goal. To the extent these opportunities continue to exist, we will pursue them under these parameters. Otherwise we intend to accumulate cash and deleverage our balance sheet. Our intention is to keep our leverage at or around four times EBITDA or lower. As of the end of this quarter, our leverage on our last 12 months’ basis is 4.17 times net debt to EBITDA.

The third focus we have in the coming quarters is on capitation. Aside from ramping our EmblemHealth contract, which I have previously discussed, we will be evaluating each contract for opportunities to improve our pricing or assume additional covered lives. We have a number of contracts where we intend to approach our partners for increases in the coming quarters. If these discussions do not proceed to our satisfaction, we may cancel contracts if we feel we can alternatively fill our capacity with higher-paying patients. We did this late last year with one of our bigger contracts in Southern California with a group who simply would not pay us a reasonable amount for the services we were providing. We elected to move the group to a fee-for-service relationship. We’re confident that this was the right decision as we are already seeing capacity canceling the contract created being filled with better paying patients. While we are enthusiastic advocates for population health and risk-based contracting, the incentives must be aligned and we must get paid appropriately for the work we do.

At this time, I’d like to turn the call back over to Mark to discuss some of the highlights of our third quarter 2018 performance. When he’s finished, I will make some closing remarks.

Mark Stolper:

Thank you, Howard. I’m now going to briefly review our third quarter 2018 performance and attempt to highlight what I believe to be some material items. I will also give some further explanation of certain items in our financial statements, as well as provide some insights into some of the metrics that drove our third quarter performance. Lastly, I will reaffirm 2018 financial guidance levels.

In my discussion, I will use the term Adjusted EBITDA, which is a non-GAAP financial measure. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, each from continuing operations, and excludes losses or gains on the disposal of equipment, other income or loss, loss on debt extinguishments, bargain purchase gains, transaction costs, and non-equity compensation. Adjusted EBITDA includes equity earnings in unconsolidated operations and subtracts allocations of earnings to non-controlling interests in subsidiaries and is adjusted for non-cash for extraordinary and one-time events taking place during the period. A full quantitative reconciliation of Adjusted EBITDA to net income or loss attributable to RadNet Inc. common shareholders is included in our earnings release.

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RadNet, Inc. – Third Quarter 2018 Earnings Call, November 9, 2018

With that said, I’d now like to review our third quarter 2018 results.

For the three months ended September 30, 2018, RadNet reported revenue of $242.1 million and Adjusted EBITDA of $38.1 million. Revenue increased $14.5 million, or 6.4% over the prior-year same quarter and Adjusted EBITDA increased $2 million, or 5.5% over the prior-year same quarter. For the third quarter of 2018, as compared with the prior year’s third quarter, MRI volume increased 5%, CT volume increased 7.9%, and PET/CT volume increased 14%. Overall volume, taking into account routine imaging exams, inclusive of x-ray, ultrasound, mammography, and all other exams, increased 3.5% over the prior year’s third quarter.

In the third quarter of 2018 we performed 1,818,803 total procedures. The procedures were consistent with our multimodality approach in the third quarter, whereby 75.1% of all the work we did by volume was for routine imaging. Our procedures in the third quarter of 2018 were as follows: 253,231 MRIs as compared with 241,242 MRIs in the third quarter 2017; 189,155 CTs as compared with 175,356 CTs in the third quarter of 2017; 9,994 PET/CTs as compared with 8,769 PET/CTs in the third quarter of 2017; and 1,366,433 routine imaging exams which include nuclear medicine, ultrasound, mammography, x-ray, and other exams as compared with 1,332,609 of all these exams in the third quarter of 2017.

On a same-center basis, including only those centers which were part of RadNet for both the third quarters of 2018 and 2017, MRI volume increased 0.1%, CT volume increased 1.5%, and PET/CT volume decreased 2.7%. Overall, same-center volume taking into account routine imaging exams, inclusive of x-ray, ultrasound, mammography, and other exams, increased 0.8% compared with the prior-year’s quarter.

Net income was $5 million during the quarter, an increase of $1.8 million over the third quarter of 2017. Per share net income for the third quarter was $0.10 compared to per share net income in the third quarter of 2017 of $0.07. This was based upon a weighted average number of diluted shares outstanding in 2018 of 48.6 million shares and 47.6 million shares outstanding in 2017. Affecting net income in the third quarter of 2018 were certain non-cash expenses or nonrecurring items, including the following; $1.7 million of non-cash employee stock compensation expense resulting from the vesting of certain options and restricted stock; $82,000 of severance paid in connection with headcount reductions related to cost savings initiatives; a $373,000 gain on the sale of certain capital equipment; and $977,000 of amortization of deferred financing costs and other non-interest expense, and loan discounts related to our credit facilities.

Overall GAAP interest expense for the third quarter of 2018 was $10.7 million. This compares with GAAP interest expense in the third quarter of 2017 of $10.2 million. Cash paid for interest during the period, which excludes non-cash deferred financing expense and accrued interest, was $9.6 million as compared with $10.1 million in the third quarter of last year. At September 30, 2018, after giving effect to bond and term loan discounts, we had $575.1 million of net debt, which is our total debt less our cash balance; we were undrawn on our $117.5 million revolving line of credit; and we had a cash balance of $27.2 million.

During the quarter we repaid $9.3 million of notes and leases payable and had cash capital expenditures net of asset dispositions of $17.2 million. Since December 31, 2017, accounts receivable increased approximately $883,000 and net Day Sales Outstanding, or DSOs, were at 53.48 days, a decrease of approximately 3.6 days since year-end 2017.

At this time, I’d like to reaffirm our 2018 financial guidance levels which we released in conjunction with our fourth quarter and year-end 2017 results and amended throughout the year. Total net revenue, our guidance level is $945 million to $970 million; Adjusted EBITDA, our guidance level is $140 million to $150 million; capital expenditures, our guidance level is $60 million to $65 million; cash interest expense, our guidance level is $33 million to $38 million; and free cash flow generation, our guidance level is $45 million to $55 million. All ranges remain unchanged from what we announced earlier in the year.

I’ll now take a few minutes to give you an update on 2019 reimbursement and discuss what we know with regards to 2019 anticipated Medicare rates. With respect to 2019 Medicare reimbursement, at the end of July we received a matrix for proposed rates by CPT Code, which is typically part of the physician fee schedule proposal that is released about that time every year. At that time, we completed an initial analysis and compared those rates to 2018 rates. We volume weighted our analysis and using expected 2019 procedure volumes by modality and by CPT Code. Our initial analysis showed that Medicare rates for 2019 will be essentially neutral relative to 2018 rates.

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RadNet, Inc. – Third Quarter 2018 Earnings Call, November 9, 2018

While there was a minor negative impact from pricing, our performance bonus under MIPS, which is the Merit-Based Incentive Payment System, in 2019 based upon our measurement year of 2017, fully mitigates this impact. For those of you who are less familiar with MIPS, CMS is required by law to implement a quality payment incentive program which rewards value and outcomes. Performance is measured in four areas: quality, improvement activities, promoting interoperability, and cost. RadNet’s performance under MIPS was excellent, providing us a bonus payment for our 2019 reimbursement, whereas a poor performance could have resulted in negative reimbursement impact.

Last week, we received from CMS its final rule, which will govern next year’s reimbursement. We completed an initial analysis along the lines we performed in July on the initial CMS proposal. We are pleased to report, like the initial proposal in July, we anticipate a negligible impact to RadNet for next year when combined with our performance under MIPS. We are obviously pleased with this conclusion. We will continue to be focused on lowering our cost structure through using our scale and ability to drive efficiencies in our organization. We will continue to seek pricing increases in regions where we are essential to the healthcare delivery system, recognizing that our prices remain significantly discounted as compared to hospital settings.

We will also continue to pursue partnership opportunities with health systems where we think these arrangements could result in increased volumes and long-term stable pricing from private payors. Lastly, we will continue to acquire strategic targets at three to five times EBITDA in our core geographies and further our strength in local markets and achieve efficiencies with our existing operations.

I’d now like to turn the call back over to Dr. Berger who will make some closing remarks.

Dr. Howard Berger:

Thank you, Mark. We continue to believe we are at the right place at the right time in healthcare. Health care is rapidly changing in the United States. There is a strong movement towards lower cost settings. Services in virtually every discipline of healthcare are migrating away from the more expensive hospitals in favor of lower-cost ambulatory settings. While this is true with imaging, we are also seeing this movement with the growth of surgery centers, urgent care facilities, outpatient emergency rooms, freestanding laboratories, home health care, and the list goes on.

RadNet is building the network of freestanding alternatives to the expensive acute-care hospitals in our core markets. Health care is beginning to change at an accelerated rate and this change should be positive for RadNet. For example, private payors, such as Anthem and UnitedHealthcare, are beginning to be more aggressive in directing their members to outpatient facilities. Forward-thinking health systems are more and more interested in partnering to our own facilities with us in joint ventures. Patients with high deductible plans are beginning to understand the pricing differences between freestanding diagnostic imaging settings and hospitals. Health plans and third-party companies are creating transparency tools to inform patients of pricing differentiation amongst facilities.

In this changing environment, healthcare companies must change in order to remain relevant and successful. We’ve seen major strategic moves by some of the biggest names in healthcare over the last 12 to 18 months that indicate where healthcare is headed in the coming years. United, through its Optum subsidiary, has purchased physician practices, urgent care centers and surgery centers. Other insurers, like Humana and several of the Blue Cross Blue Shield providers, have also begun to vertically integrate or establish ambulatory provider strategies. Aetna and CVS are likely to combine. United and Walgreens are at the beginning stages of working together on retail strategy. There are even more rumors about Walmart and Amazon getting into healthcare.

I continue to believe that we’re well-positioned to capitalize on the future direction of healthcare. We have proven that scale matters. We have demonstrated our ability to be a value-based operator. We have shown that we can assume and manage utilization risk effectively and we have created a scalable infrastructure on the cutting edge of technology with our eRad IT platform and the equipment that we deploy and utilize at our facilities. We look forward to more dynamic change in the healthcare landscape and are determined to play a bigger role in the evolution that takes place in the coming years.

Operator, we are now ready for the question-and-answer portion of the call.

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RadNet, Inc. – Third Quarter 2018 Earnings Call, November 9, 2018

Operator:

Thank you. If you would like to ask a question, you may signal by pressing star, one on your telephone keypad. If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Again, that is star, one if you would like to ask a question. We’ll pause for just one moment to allow everyone an opportunity to signal.

Our first question will come from Brian Tanquilut with Jefferies.

Brian Tanquilut:

Hey, good morning, guys. Howard, just the first question for you; as I think about United announced earlier in Q3 about prior authorization, how do you think the whole operation lies and are you starting to see the benefits of that in your margins or how do you expect that to ramp up over the course of the next few quarters?

Dr. Howard Berger:

Well, I think it’ll be a slow process. As we’ve seen with the Anthem announcement, the ability to move all of the imaging procedures out of hospital-based settings is a slow one because it’s not just the insurer themselves, but it’s going to have to be a combination of efforts by the patients and the referring physicians. I believe that there are other factors, such as some of the radiology benefit managers, that will help be instrumental in that program. But behavioral change in healthcare comes very slowly and I think that the portion that the health insurers, as well as us, have to provide is really a rising level of consumerism to help attack this problem. The differential between hospital-based pricing and imaging centers is several times more in the hospitals than it is in the imaging centers, and I think that’s the coming abundantly clear to everybody.

Everybody’s got a stake in this game, but as we’ve seen over the last few years, this change comes about slowly and we have to be patient. But I think it’s an inevitable direction that will be embraced and adopted. I think one of our strategies that Mark and I have talked about, really, of doing joint ventures with hospitals, I believe will actually aid that process because more and more of the hospitals are realizing that this inevitable change has to be something that they become a component partner with us and others, in order to let the hospital systems’ continue to have a role in this process.

We have not built into any of our forecasting significant growth from that movement, but I think we’ll be able to better assess that beginning in 2019, as some of these mergers, like CVS with Aetna and perhaps even with Walmart and Walgreens and their discussions with Humana, talk about not just changing where these patients are seen—in ambulatory settings versus, let’s say, the hospitals—but as they also engage in their own efforts to move some of the patients into more cost-effective settings, like pharmacies or some of their own health clinics. But, we stand, one way or the other, I think, to benefit from this, but we will monitor it closely as we see some of the forces in healthcare that are reshaping it start to come to play, I think, in 2019.

Brian Tanquilut:

I appreciate all that, Howard. Just a follow-up to that; as you think about—you talked about forecasting too—as you think about 2019 and your ability to drive organic growth, I mean, obviously your revenue performance this quarter was strong, with all the stuff going on in New York, I mean, I know you’re focusing a lot on deepening your presence there and expanding contract and all that, how are you thinking about, first, the New York strategy and then how that translates into organic growth, acceleration or performance next year?

Dr. Howard Berger:

Well, I think that the chapters on New York are yet to be written, Brian. I think that there will be conversations that we’ll have with IPAs, health systems, and other payors there that will begin to focus the RadNet network into a more prominent part of the decision-making process there as to where their patients go. Those conversations, although in very early stages, have already begun. The responsibility or need that we had was to create an access for that very populous marketplace, so that to the extent that we do have large scale contracts with patients that live all over the Greater New York greater, they can easily find access into one of our centers. We believe now that we’re at a critical mass for having established that, and I think that our ability to talk on a large scale now for that population will be something that will be rapidly pursued in 2019.

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RadNet, Inc. – Third Quarter 2018 Earnings Call, November 9, 2018

The investment that we’ve made almost over the last six years, I think, will start bearing fruit here in 2019 as we are more able to direct some of this volume into our network of centers, which not only is extensive, but which is the substantial outpatient, nonhospital provider in that entire marketplace.

Brian Tanquilut:

Mark, I guess a follow-up to that, I mean, basically New York should be a tailwind for organic growth next year, right?

Mark Stolper:

Yes, for sure, for all those reasons that Howard mentioned.

Brian Tanquilut:

Perfect. Then last question for me, as I think about capitation, how should I be thinking about your views on your ability to price on capitation contracts and the leverage you have with the IPAs or your clients in terms of your ability to push pricing higher?

Dr. Howard Berger:

Well, I think that that’ll be a major focus for us in 2019. I think, like what we established in New York, we’ve had that kind of large presence here in California, while our book of business in capitation is rather large, over the period of time in are assessing the value of that business versus our fee-for-service business is something that I believe that we are now in a position to look at more critically. As utilization goes up and the demand for outpatient services becomes more and more critical, we have to determine what the best value proposition is for how we fill the capacity of our imaging centers. I think we will be embarking on conversations with our radiology group partners here beginning very shortly after the first of the year, to assess the overall contractual relationship and try to improve the metrics for RadNet in order to continue to justify that rather large book of business, given the demand that we have in our centers.

That will also be accompanied by continued acquisitions in California that further strengthen our leverage in those conversations, whether they are with payors at the health insurance levels or with capitation medical groups. We expect 2019 to be a very seminal year for how RadNet begins to look at managing its capacity in terms of the appropriate reimbursement for the equipment and facilities that we own and operate.

Brian Tanquilut:

All right. Got it. Thanks, guys.

Dr. Howard Berger:

Thanks, Brian.

Operator:

Next we will hear from Mitra Ramgopal with Sidoti.

Mitra Ramgopal:

Yes. Hi. Good morning. If you look back at last year acquisitions, clearly New York is the focus. I was wondering, given the scale you have there right now, are you starting to see some synergies from the expanded presence there?

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RadNet, Inc. – Third Quarter 2018 Earnings Call, November 9, 2018

Dr. Howard Berger:

Yes, we are seeing synergies. I believe that we will see more of those in 2019 as 2017 and 2018 for certain was a year of significant capital investment, primarily in many of the operators whose centers we bought that needed some upgrading of equipment and other systems. It’s taken us a while to accomplish that. New York is not always the easiest place to do construction and improvements, and both from a cost standpoint and a timing standpoint, but by the end of this year, we will be pretty much finished through some major expansion efforts that we’ve made that will help us accommodate not only more patient volume but has added newer equipment which will allow us to do a greater breadth of procedures that some of the operators there were unable to take advantage of given the fact that their equipment had not been upgraded as quickly as it should’ve been. I think the investments that we’ve made, which are not only acquiring the facilities but upgrading them, are substantially complete at the end of this year and will begin to create those kind of efficiencies.

Now, there’s a lot of changes going on inside the technology of imaging equipment, primarily coming from areas like CT, ultrasound, and MR, which, only the newer equipment will allow you to take advantage of. By that, I mean reduced standing times, it’s easier to do the protocols themselves, and more friendly patient environments. That has been a major focus of RadNet investments over 2018 and the end of 2017, which I’m happy to say have been substantially completed at this time.

Mitra Ramgopal:

Okay. That’s great. Is it fair to say that you needed to do the Medical Arts acquisition to help service the EmblemHealth arrangement, or would you have done it independently?

Dr. Howard Berger:

No. I think we needed those sites to be in a position. A number of the EmblemHealth lies under the ACP physician group, are in the Long Island marketplace, and disproportionately more of those patients have been going to hospitals and we needed to have that kind of presence in that marketplace in order to provide access for them and make it easier for the referring physician and those patients to make their way into a more cost-friendly environment.

As I mentioned in my remarks too, we look at the Emblem relationship as one, not just for capitation but other product lines that Emblem itself has, as well as the patients who are seen by the AdvantageCare physicians, such as Medicare patients or other PPO products that are not part of part of Emblem, are able to make their way into these facilities. I believe over the coming quarters in 2019 we’ll be able to report to you on something we call pull-through business that comes from the anchor relationship of a capitation agreement and allows us to augment that relationship by other business that, with groups like Emblem and others, we can rely on.

Having Medical Arts and the ability to have that as of October 1, at the same time we implemented that Emblem contract, I think was a critical decision for us in order to achieve the greatest benefits from this very substantial contract with Emblem.

Mitra Ramgopal:

Okay. Thanks. Mark, just quickly on the tax rate, I know it’s (inaudible) a bit the last couple of quarters; how should we think about that going forward?

Mark Stolper:

Sure. We believe our effective tax rate for the year is going to be in the high 20s, Mitra, somewhere likely between 27% and 30%. Each quarter we estimate the provision and do a year-to-date look back so that there was a little adjustment here, which is why in the third quarter our tax rate was a little bit higher. But if you look at the nine-month tax rate, that’s where we think we will end up towards the end of the year. This will be the substantially down from last year because of the Jobs Act.

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RadNet, Inc. – Third Quarter 2018 Earnings Call, November 9, 2018

Mitra Ramgopal:

Right. Okay. Well, thanks, again, for taking the questions.

Mark Stolper:

Our pleasure.

Operator:

Once again, that is star, one if you’d like to ask a question. Our next question will come from Dan Scheschuk with Moab Partners.

Dan Scheschuk:

Hey, guys. Just a quick one here, I saw in your remarks in the release that you did some ramping of the staffing and training of people to service the Emblem contract ahead of your start date of October 1. Can you quantify just how much in cost that was during the quarter, obviously ahead of any revenue that you were getting from the contract that may have affected your results?

Mark Stolper:

Sure. When we looked at the ramping of the staff ahead of starting that contract and other related expenses, it totaled about $681,000 for the quarter.

Dan Scheschuk:

Okay. Great.

Mark Stolper:

Obviously we expect to get benefits from that going forward because now the revenue will match the expenses, but this was necessary to get a staff for the 26 sites that we assumed control of and train them under RadNet protocols. RadNet controls, etc. We’re excited to have them onboard and it will prove, I think, to the right strategy.

Dan Scheschuk:

Thanks, guys.

Operator:

Next we will hear from John Ransom with Raymond James.

John Ransom:

Hey, good morning. The last couple quarters the organic revenue growth has been in that 1% range. Is that kind of the plateau or do you think there’re some unusual things, other than weather, are there’s some unusual things? I think we came in the year thinking it might be a couple hundred basis points higher than that, so is there anything you can call out?

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RadNet, Inc. – Third Quarter 2018 Earnings Call, November 9, 2018

Mark Stolper:

John, we’ve always said in this business, and looking and industry data that we’ve seen, as well as looking at the many targets for acquisitions, that we think that the organic growth that we can achieve over time is about 1% to 3%. In any given quarter, and obviously one quarter a trend does not make, but in any given quarter, it might be a little higher, a little bit lower than that. But, we did have a strong third quarter and second quarter last year and we did grow upon that with some pretty mature centers. We’re pleased, but I think we can do better next year.

We’ve spent a fair bit on growth cap ex this year which was making investments in existing facilities, upgrading some machines that have better throughput that add additional capacity and additional capabilities. Our goal would be to, over a long period of time, to be within the 1% to 3% range.

John Ransom:

Okay. Going back to the prior question, that $600,000-plus expenditure, obviously that was not contemplated in your original guidance?

Mark Stolper:

Correct.

John Ransom:

Okay. Just a couple of other for me. I listened to you on the 2019 rate picture. I expect that to mean that both commercial and Medicare rates will be essentially flat next year?

Mark Stolper:

Yes. Medicare rates, they are slightly down, however, the MIPS bonus that we’re getting—so they’re down based upon our payor mix, John, our CPT Code mix. It’s down about 1%. However, the bonus that we are getting through our MIPS performance more than compensates for that decline so that all-in-all, when things shake out, the Medicare piece is neutral. With respect to the private payor, which is the other 80% of what we do, roughly speaking, we think that there’s some upside in terms of rate benefits that we will get over time. We have demonstrated in a couple of our larger markets, most notably in the New Jersey marketplace with our leverage in terms of being the largest network there and being in concert with Barnabas, we did get some rate increases over the last couple of years there. We also were able to get some reimbursement benefits in the Maryland marketplace. Given our scale in all of the core markets in which we operate, we think that there is still more reimbursement benefit that we can get through time, particularly as payors seem to be recognizing now more than ever that business needs to be directed toward the outpatient freestanding centers because the hospital pricing is so much higher.

I think the focus used to be on just trying to get lower rates by the payors wherever they could. Today it’s more about directing the business to the lower cost settings because what’s 1% or 2% higher on the lower cost in terms of an annual increase when you’re saving 50% to 100% of the cost by directing the business to an outpatient center? I think we are fairly bullish that over the next couple of years, when it all shakes out, our overall reimbursement will be flat to positive.

John Ransom:

Just lastly for me, your downstream relationships with your radiologists—I know you don’t manage the practice around it, but you bundle bill—is there anything new, different, or changed in that dynamic?

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RadNet, Inc. – Third Quarter 2018 Earnings Call, November 9, 2018

Dr. Howard Berger:

No, John. If anything, I think they’re strengthened by the fact that the industry itself is generally putting pressure on all providers and RadNet has been able to accomplish a very effective and stable environment for our radiologists as far as their revenue and income is concerned. I'm happy to report that I think most of our radiology groups are faring better in 2018 than they have in prior years, which I think is a result of our effective strategy in helping to be the dominant player in the marketplace, which allows us to push revenue to our centers and also have some more productive conversations about surrounding reimbursement.

John Ransom:

Howard, where do you think five years from now, what’s the man versus machine look like in that business?

Dr. Howard Berger:

I think it is inevitable and inexorable the changes that are going to occur from artificial intelligence and machine learning. I think not only is it something that the technology will create but it’s probably critical in order for radiologists to keep up with the enormous amount of data that is being provided by the new technology. I don’t think radiologists are going to become obsolete by any stretch of the imagination, but I think the real benefit of artificial intelligence will be to make radiologists more productive and more accurate in their diagnostic capabilities. We haven’t embraced that and, in fact, are looking as a Company to invest in artificial intelligence, data warehousing and other technology that hopefully we’ll be able to speak a little bit more about in 2019.

But, to put your head in the sand and think that there won’t be some changes that are going to occur in healthcare in general, but particularly in radiology, some of the information that I’ve seen about artificial intelligence and the investing in it indicates that about 50% of all the invested dollars in artificial intelligence for healthcare are being directed towards imaging itself. I think the technology is, like I said, inevitable that it will arrive, but I think it’s critical in order to achieve the kind of real value that radiology currently and certainly will continue to provide in the future.

John Ransom:

Thank you. That’s it for me.

Dr. Howard Berger:

Thanks, John.

Operator:

With no other questions, I’d like to turn the call back over to Management with any additional or closing remarks.

Dr. Howard Berger:

Again, I would like to take the opportunity to thank all of our shareholders for their continued support and the employees of RadNet for their dedication and hard work. Management will continue its endeavor to be a market leader that provides great services with an appropriate return on investment for all stakeholders.

Thank you for your time today and I look forward to our next call. Good day.

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RadNet, Inc. – Third Quarter 2018 Earnings Call, November 9, 2018

Operator:

Once again, that does conclude our call for today. Thank you for your participation. You may now disconnect.

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